                                CERTIFICATE OF TRUST
                                         OF
                                RYDEX VARIABLE TRUST

This Certificate of Trust, a business trust registered under the Investment Company Act of 1940, is filed in accordance with the provisions of the Delaware Business Trust Act (Del. Code Ann. tit.12, Section 3801 (1997)) and sets forth the following:

1.   The name of the trust is:
     Rydex Variable Trust

2. As required by 12 Del. C Section 3807 and 3810 (a) (1)b, the Rydex Variable Trust business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

     The Corporation Trust Company
     1209 Orange Street
     Wilmington, Delaware  19801

3.   This certificate shall be effective upon FILING.

4. Notice is hereby given that the Trust is a series Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

This certificate is executed this 11th day of June 1998 in Rockville, Maryland, upon the penalties of perjury and constitutes the oath or affirmation that the facts stated above are true to the undersigned trustees belief or knowledge.



/s/ Albert P. Viragh, Jr.
-------------------------
Albert P. Viragh, Jr.